Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), effective as of March 14, 2014, by and between XPO Logistics, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and Troy A. Cooper (“Employee”).

WHEREAS, Employee and the Company are parties to that certain Employment Agreement, dated as of September 2, 2011 (the “Employment Agreement”); and

WHEREAS, the Company and Employee wish to amend the terms of the Employment Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, Employee and the Company agree as follows:

1. Term and Duties. (a) Term. (i) The term of Employee’s employment hereunder (the “Term”) shall begin on the date hereof and end on the day prior to the fourth anniversary of the date hereof. Notwithstanding the foregoing, the Term may be earlier terminated by either party in accordance with the terms of Section 4 of this Agreement, and the Term shall automatically expire on the last day of the Term (the “Expiration Date”) without notice required by any party to the other.

(ii) Notwithstanding the provisions of Section 1(a)(i) of this Agreement, the Chief Financial Officer of the Company (the “CFO”) shall have 30 days from the CFO’s commencement of employment with the Company in which to terminate this Agreement for any reason. In the event that the CFO terminates this Agreement in accordance with the foregoing sentence, (x) the Term and Employee’s employment hereunder shall automatically terminate, (y) the Company shall pay to Employee one month’s Base Salary (as defined below) in one lump sum within 10 days following such termination and (z) none of the Employee, the Company, JPE, or their respective affiliates shall have any obligation or liability under this Agreement or otherwise other than as set forth in this Section 1(a)(ii) and Sections 6 and 7 of this Agreement; provided, however, that the payment provided under sub-clause (y) is subject to and conditioned upon Employee having provided, within 30 days after termination (or such greater period as required by law), an irrevocable waiver and general release agreement in a form satisfactory to the Company that has become effective and irrevocable in accordance with its terms and Employee’s compliance with Sections 6 and 7 of this Agreement.

(b) Employment Duties. Employee shall perform such duties as assigned from time to time by the Chief Executive Officer of the Company (the “CEO”), the CFO or the Controller of the Company, which may include without limitation: (i) assistance with integration and (ii) financial planning and analysis.

(c) Title, Full Time Service and Other Activities. During the Term, Employee shall have the title Vice President, Finance and, excluding any periods of paid time-off or approved sick leave to which Employee is entitled, Employee shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company. During the Term, Employee may not, without the prior written consent of the CFO, directly or indirectly, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, partner, member, agent or representative of, any type of business or service other than as an employee and member of the Company. It shall not, however, be a violation of the foregoing provisions of this Section 1(c) for Employee to (i) serve as an officer or director or otherwise participate in non-profit, educational, social welfare, religious and civic organizations or (ii) manage his personal, financial and legal affairs, in each case so long as any such activities do not unreasonably interfere with the performance of his duties and responsibilities to the Company.

(d) Location. During the Term, Employee shall be based in such location as determined by the CFO, with such travel as the performance of his duties to the Company may require; provided, however, that, upon commencement of the Term, Employee shall be based primarily in Matthews, North Carolina. For the avoidance of doubt, Employee’s refusal to relocate as soon as reasonably practicable following the CFO’s determination of Employee’s work location shall constitute a material breach of the terms of this Agreement.

2. Compensation. (a) Base Salary. During the Term, the Company shall pay Employee, pursuant to the Company’s normal and customary payroll procedures but not less frequently than monthly, a base salary at the rate of $270,000 per annum (the “Base Salary”).

(b) Annual Bonus. As additional compensation, the Employee shall have the opportunity to earn a bonus (“Annual Bonus”) for each year during the Term of the Employee’s employment targeted at 100% of the Base Salary. Notwithstanding anything to the contrary contained herein and without limiting any other rights and remedies of the Company, if Employee has engaged in fraud or other misconduct that contributes to any financial restatements or material loss, the Company may require repayment by Employee of any cash Annual Bonus (net of Employee’s income taxes) previously paid to Employee, or cancel any earned but unpaid Annual Bonus or adjust the future compensation of Employee in order to recover the amount by which any compensation paid to Employee exceeded the lower amount that would have been payable after giving affect to the restated financial results or the material loss.

(c) Insurance Benefits. During the Term, Employee shall be eligible to participate in any group insurance benefit plan offered by the Company to its employees generally.

(d) Paid-Time Off. Employee shall be entitled to 10 days paid-time off per calendar year during the Term, prorated for the portion(s) of any partial calendar year during the Term. Employee may take paid-time off only with the consent of the CEO or CFO, which consent shall not be withheld unreasonably.

(e) Business Expenses. The Company shall provide Employee a wireless smartphone and laptop computer during the Term and shall pay or reimburse Employee for all reasonable and necessary business expenses incurred in the performance of his duties to the Company during the Term upon the presentation of appropriate statements of such expenses.

3. Restricted Stock Units. (a) Grant. On the date hereof, subject to approval by the Compensation Committee of the Board of Directors of the Company, the Employee shall receive 87,500 restricted stock units (“RSUs”) of the Company, on the terms set forth below and on such other customary terms and conditions as the Company may require; provided, however, that in the event that the four-for-one reverse stock split with respect to shares of the Company’s common stock has not been consummated prior to the grant of the RSUs, the number of RSUs will be adjusted to reflect that such reverse stock split had not yet been consummated and, following grant, shall be adjusted at the time such reverse stock split is consummated.

(b) Vesting and Cancellation. The RSUs shall initially be unvested and, subject to Employee’s continued employment hereunder, shall vest, solely based on Employee’s continued employment, in equal installments of 25% each on each of the first through fourth anniversaries of the date hereof. All unvested RSUs shall be forfeited upon the termination of Employee’s employment with the Company for any reason. No amounts shall be payable by the Company at any time with respect to any unvested RSUs.

(c) Change of Control. Upon the occurrence of a Change of Control while Employee is still employed by the Company, all outstanding RSUs shall be 100% vested. For the purposes of this Agreement, the term “Change of Control” shall have the meaning ascribed to it in the Company’s 2011 Omnibus Incentive Compensation Plan.

4. Termination. Employee’s employment hereunder shall be terminated upon the earliest to occur of any one of the following events (in which case the Term shall terminate as of the applicable Date of Termination):

(a) Expiration of Term. Unless sooner terminated, Employee’s employment hereunder shall terminate automatically in accordance with Section 1(a)(i) of this Agreement on the Expiration Date, unless otherwise agreed by the parties, in which case employment will continue on an at-will basis or pursuant to the terms of any subsequent agreement between Employee and the Company.

(b) Death. Employee’s employment hereunder shall terminate upon his death.

(c) Cause. The Company may terminate Employee’s employment hereunder for Cause by written notice at any time. For purposes of this Agreement, the term “Cause” shall mean Employee’s (i) material dereliction of duties or his negligence or substantial failure to perform his duties hereunder or willful refusal to follow any lawful directive of the CEO or CFO; (ii) commission of any fraud, embezzlement, theft or dishonesty, or any deliberate misappropriation of money or other assets of the Company; (iii) breach of any term of this Agreement or any agreement governing any of the equity compensation referred to in Section 3 of this Agreement (the “Equity Compensation”), or breach of his fiduciary duties to the Company or (iv) conviction of, or plea of nolo contendere to, a felony or any serious crime; provided that in cases where cure is possible, Employee shall first be provided a 15-day cure period. If, subsequent to Employee’s termination of employment hereunder for any reason other than the Company for Cause, it is determined in good faith by the CEO that Employee’s employment could have been terminated by the Company for Cause pursuant to this Section 4(c), Employee’s employment shall, at the election of the CEO, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

(d) Without Cause. The Company may terminate Employee’s employment hereunder without Cause by written notice at any time.

(e) Good Reason. Employee may terminate his employment hereunder for Good Reason in accordance with the terms of this Section 4(e). For purposes of this Agreement, “Good Reason” shall mean, within one year following a Change of Control, without first obtaining Employee’s written consent: (i) the Company materially breaches the terms of this Agreement; (ii) the assignment of Employee to a position that is substantially inconsistent with Employee’s professional skills and experience level as of the Start Date (including, for example, a change in Employee’s status to a non-exempt employee for purposes of the Fair Labor Standards Act); (iii) the Company reduces the Base Salary; or (iv) the Company requires Employee to be based in a location that is more than 50 miles from Employee’s initial work location (which shall be the Charlotte, North Carolina metropolitan area); provided that, the Company shall first be provided a 30-day cure period (the “Cure Period”), following receipt of written notice setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason, to cease, and to cure, any conduct specified in such written notice; provided further, that such notice shall be provided to the Company within 45 days of the occurrence of the conduct constituting Good Reason. If, at the end of the Cure Period, the circumstance that constitutes Good Reason has not been remedied, Employee will be entitled to terminate employment for Good Reason during the 30-day period that follows the end of the Cure Period. If Employee does not terminate employment during such 30-day period, Employee will not be permitted to terminate employment for Good Reason as a result of such event. If the Company disputes the existence of Good Reason, Employee shall have the burden of proof to establish that Good Reason does exist or that the circumstances that gave rise to Good Reason have not been cured. For the avoidance of doubt, a change in Employee’s title shall not constitute Good Reason for purposes of this Agreement, including, without limitation, pursuant to Section 4(e)(i) or 4(e)(ii).

(f) Voluntarily Resignation. Employee may voluntarily terminate his employment hereunder at any time upon at least 30 days advance written notice to the Company.

(g) Disability. Employee’s employment hereunder shall terminate in the event of Employee’s Disability. For purposes of this Agreement, “Disability” shall mean the inability of Employee, due to illness, accident or any other physical or mental incapacity, to perform Employee’s duties for the Company for an aggregate of 180 days within any period of 12 consecutive months, which inability is determined to be total and permanent by a board-certified physician selected by the Company, and the determination of such physician shall be binding upon Employee and the Company.

(h) “Date of Termination” shall mean: (i) the scheduled expiration of the Term in the event of termination of Employee’s employment pursuant to Section 4(a) of this Agreement; (ii) the date of Employee’s death in the event of termination of Employee’s employment pursuant to Section 4(b) of this Agreement; (iii) the date of the Company’s delivery of a notice of termination to Employee or such later date as specified in such notice in the event of termination by the Company pursuant to Section 4(c) or 4(d) of this Agreement; (iv) the 30th date following delivery of Employee’s notice to the Company of his resignation in accordance with Section 4(e) or 4(f) of this Agreement (or such earlier date as selected by the Company provided that the Company continues to pay or provide to Employee the compensation and benefits specified under Sections 2 and 3 of this Agreement through such 30th date) and (v) the date of a determination of Employee’s Disability in the event of a termination of Employee’s employment pursuant to Section 4(g) of this Agreement.

5. Termination Payments. (a) General. Except as otherwise set forth in this Section 5, following any termination of Employee’s employment hereunder, the obligations of the Company to pay or provide Employee with compensation and benefits under Section 2 of this Agreement shall cease, and the Company shall have no further obligations to provide compensation or benefits to Employee hereunder except for payment of (i) any unpaid Base Salary accrued through the Date of Termination; (ii) to the extent required by law, any unused vacation accrued through the Date of Termination, and (iii) any unpaid or unreimbursed obligations and expenses under Section 2(e) of this Agreement accrued or incurred through the Date of Termination (collectively items (a)(i) through (a)(iii) above, the “Accrued Benefits”). The payments referred to in Sections 5(a)(i) and (ii) of this Agreement shall be paid within 30 days following the Date of Termination. The payments referred to in Section 5(a)(iii) of this Agreement shall be paid at the times such amounts would otherwise be paid had Employee’s services hereunder not terminated. Upon termination of Employee’s employment for any reason, all unvested RSUs shall be cancelled without payment therefor as provided in Section 3(b) of this Agreement. The payments and benefits to be provided to Employee under Sections 5(c) and (d) of this Agreement, if any, shall in all events be subject to the satisfaction of the conditions of Section 5(e) of this Agreement.

(b) Automatic Expiration of the Term, Voluntary Resignation, Cause or upon Employee’s Death or Disability. If Employee’s employment is terminated pursuant to Section 4(a), 4(b), 4(c), 4(f) or 4(g) of this Agreement, the Company shall have no obligation to Employee (or his estate) other than with respect to the Accrued Benefits.

(c) Without Cause. In the event that, either prior to a Change of Control or more than one year following a Change of Control, the Company terminates Employee’s employment hereunder without Cause, Employee shall be entitled to:

(i) the Accrued Benefits; and

(ii) a cash payment (the “Severance Payment”) equal to one year’s Base Salary, as in effect on the Date of Termination (payable as set forth in Section 5(e) of this Agreement), plus any Annual Bonus that the Company has notified Employee in writing that Employee has earned prior to the Date of Termination but is unpaid as of the Date of Termination, and continuation of medical and dental group insurance benefits for a period of 12 months from the Date of Termination, provided that Employee shall use his best efforts to secure other employment, at the commencement of which the benefits under this Section 5(c)(ii), if any, shall cease.

(d) Without Cause or for Good Reason Following a Change of Control. In the event that, within one year following a Change of Control, the Company terminates Employee’s employment hereunder without Cause or Employee resigns for Good Reason, Employee shall be entitled to:

(i) the Accrued Benefits; and

(ii) (x) a cash payment (the “CIC Severance Payment”) equal to three times the sum of (a) the Base Salary, as in effect on the Date of Termination (payable as set forth in Section 5(e) of this Agreement), and (b) the target Annual Bonus, assuming for purposes of this Section 5(d)(ii) that the target Annual Bonus is equal to 100% of the Base Salary (payable as set forth in Section 5(e) of this Agreement), (y) any Annual Bonus that the Company has notified Employee in writing that Employee has earned prior to the Date of Termination but is unpaid as of the Date of Termination, and (z) medical and dental coverage for a period of 36 months from the Date of Termination.

(e) Conditions Precedent and Subsequent. The payments and benefits provided under Sections 5(c) and 5(d) of this Agreement (other than the Accrued Benefits) are subject to and conditioned upon (i) Employee having provided, within 30 days after the Date of Termination (or such greater period as required by law), an irrevocable waiver and general release agreement in a form satisfactory to the Company that has become effective and irrevocable in accordance with its terms, and (ii) Employee’s compliance with Sections 6 and 7 of this Agreement. Employee shall, upon request by the Company, be required to repay to the Company (net of any taxes paid by Employee on such payments), and the Company shall have no further obligation to pay, the Severance Payment or CIC Severance Payment, as applicable, in the event Employee receives, within six months after the occurrence of the breach, written notice from the Company that, in the reasonable judgment of the CEO, Employee has materially breached his obligations under Section 6 or 7 of this Agreement; provided, however, that, in cases where cure is possible, Employee shall first be provided a 15-day cure period to cease, and to cure, such conduct. The Severance Payment, if any, payable hereunder shall be paid in substantially equal installments over the 12-month period following the Date of Termination, consistent with the Company’s payroll practices, with the first installment to be paid within 15 days after the condition described in Section 5(e)(i) of this Agreement has been satisfied and with any installments that would otherwise have been paid prior to such date accumulated and paid in a lump sum on the first date on which payments are made in accordance with the terms of this sentence. The CIC Severance Payment, if any, payable hereunder shall be paid in one lump sum within 15 days after the condition described in Section 5(e)(i) of this Agreement has been satisfied; provided, however, that, unless the CIC Severance Payment relates to a transaction that satisfies the requirements of Treas. Reg. § 1.409A-3(i)(5), any portion of the CIC Severance Payment that constitutes deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), will be paid at the earliest date that is permitted in accordance with the schedule that is applicable to the Severance Payment.

(f) Forfeiture of RSUs. Notwithstanding anything to the contrary herein and without limiting any rights and remedies available to the Company under the terms of this Agreement or otherwise at law or in equity, in the event the Company terminates Employee’s employment for Cause or if Employee violates the restrictive covenants set forth in Sections 6 and 7 of this Agreement or engages in fraud or willful misconduct that contributes materially to any significant financial restatement or material loss to the Company or any of its affiliates, the Company may, at any time up to six months after such termination or learning of such conduct, as applicable, terminate or cancel the RSUs, including any vested amounts thereof, and require Employee to forfeit or remit to the Company any amount payable, or the after-tax net amount paid or received by Employee, in respect of any RSUs; provided, however, that, in cases where cure is possible, Employee shall first be provided a 15-day cure period to cease, and to cure, such conduct.

6. Non-Solicitation. During the Term and for three years thereafter, Employee hereby agrees not to, directly or indirectly, solicit or hire or assist any other person or entity in soliciting or hiring any employee of the Company, JPE or any of their respective affiliates (the “Company Entities”), to perform services for any entity (other than a Company Entity) or attempt to induce any such employee to leave the service of a Company Entity, or solicit, hire or engage on behalf of himself or any other person, any employee of a Company Entity, or anyone who was employed by a Company Entity, during the six-month period preceding such hiring or engagement.

7. Confidentiality; Non-Compete; Non-Disclosure; Non-Disparagement. (a) Confidentiality. (i) Employee hereby agrees that, during the Term and thereafter, he will hold in strict confidence any Confidential Information related to any of the Company Entities. For purposes of this Agreement, “Confidential Information” shall mean all confidential or proprietary information of any of the Company Entities (in whatever form), including without limitation: any information, observations and data concerning the business or affairs or operation of the Company Entities developed by Employee during the Term or the term of the Prior Agreement or which any Company Entity or any of their respective members, directors, officers, managers, partners, employees, agents, advisors, attorneys, accountants, consultants, investment bankers, investment advisors or financing sources at any time furnishes or has furnished to Employee in connection with the business of any of the Company Entities; the Company’s, the CEO’s and Bradley S. Jacobs’ (in the event Mr. Jacobs is not the CEO) (and any of their respective affiliates’) investment methodologies or models, investment advisory contracts, fees and fee schedules or investment performance (“Track Records”); technical information or reports; brand names, trademarks, formulas; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation or other personnel-related information; contracts and supplier lists and any information relating to financial data, strategic business plans; information about any other third parties in respect of which any Company Entity has a business relationship or owes a duty of confidentiality; and all notes, analyses, compilations, forecasts, studies or other documents prepared by Employee that contain or reflect any such information and which is not known to the public generally other than as a result of Employee’s breach of this Agreement. Without limiting the foregoing, Employee acknowledges and agrees that the Track Records shall not be the work of any one individual (including Employee) and are the exclusive property of the Company, the CEO and Bradley S. Jacobs (in the event Mr. Jacobs is not the CEO) and their respective affiliates, as applicable, and agrees that he shall in no event claim the Track Records as his own following termination of his employment with the Company.

(ii) Except as expressly set forth otherwise in this Agreement, Employee agrees that he shall not disclose the terms of this Agreement except to his immediate family and his financial and legal advisors, or as may be required by law or ordered by a court. Employee further agrees that any disclosure to his financial and legal advisors will only be made after such advisors acknowledge and agree to maintain the confidentiality of this Agreement and its terms.

(iii) Employee further agrees that he will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers of Employee or any other person to whom Employee has an obligation of confidentiality, and will not bring onto the premises of the Company or its affiliates any unpublished documents or any property belonging to any such former employer or other person to whom Employee has an obligation of confidentiality unless consented to in writing by the former employer or such other person.

(b) Non-Competition. Employee and the Company agree that Employee will occupy a high-level and unique position of trust and confidence with the Company Entities and will have access to their Confidential Information, and that they would likely suffer significant harm from Employee’s competing with them during the Term and for some period of time thereafter. Accordingly, Employee agrees that he will not, during the Term and during the Restricted Period (as defined below), directly or indirectly become employed by, engage in business with, serve as an agent or consultant to, become an employee, partner, member, principal, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, any Competitive Business, or otherwise perform services relating to the business of any of the Company Entities, or businesses they are actively considering, at the time of the termination or during the one year prior to termination (the “Business”) for any Competitive Business (whether or not for compensation). For purposes of this Agreement, “Competitive Business” shall mean any individual, employeeship, corporation, limited liability company, partnership, unincorporated organization, trust, joint venture or other entity (i) that engages in or may engage in acquisition related or mergers and acquisition activities, including without limitation researching, analyzing and evaluating companies for possible investment in or acquisition of, for itself or clients, (ii) that engages in or may engage in the Business, including without limitation any providers of third-party logistics services, including without limitation freight brokerage, freight forwarding, expediting or intermodal providers, or firms such as CH Robinson, Echo Global Logistics Inc., Roadrunner Transportation Systems and Hub Group Inc., or (iii) that otherwise competes with the Company Entities anywhere in which the Company Entities engage in or intend to engage in the Business or where any of the Company Entities’ customers are located. “Restricted Period” means three years following termination of Employee’s employment for any reason.

(c) Competitive Opportunity. If, at any time during the Term, Employee (i) acquires knowledge of a potential investment, investment opportunity or business venture which may be an appropriate for investment by the Company, or in which the Company could otherwise have an interest or expectancy (a “Competitive Opportunity”), or (ii) otherwise is then exploiting any Competitive Opportunity, Employee shall promptly bring such Competitive Opportunity to the Company. In such event, Employee shall not have the right to hold any such

Competitive Opportunity for his (and his agents’, employees’ or affiliates’) own account and benefit or to recommend, assign or otherwise transfer or deal in such Competitive Opportunity with persons other than the Company. Employee shall not have any rights by virtue of this Agreement in any business ventures of Bradley S. Jacobs or any of his respective affiliates other than as expressly set forth in this Agreement.

(d) Return of Company Property. All documents, data, recordings, or other property, including without limitation smartphones, computers and other business equipment, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for Employee and utilized by Employee in the course of his employment with the Company shall remain the exclusive property of the Company and Employee shall return all copies of such property upon any termination of his employment and as otherwise requested by the Company during the Term.

(e) Non-Disparagement. Employee hereby agrees not to defame or disparage any of the Company Entities, Bradley S. Jacobs or any of his affiliates, or any of their respective officers, directors, members, partners or employees (collectively, the “Company Parties”), and to cooperate with the Company upon reasonable request, in refuting any defamatory or disparaging remarks by any third party made in respect of any of the Company Parties. Employee shall not, directly or indirectly, make (or cause to be made) any comment or statement, oral or written, including without limitation in the media or to the press or to any individual or entity, that could reasonably be expected to adversely affect the reputation of any of the Company Parties or the conduct of its, his or their business.

8. Injunctive Relief. Employee acknowledges that it is impossible to measure in money the damages that will accrue to the Company Parties in the event that Employee breaches any of the restrictive covenants provided in Sections 6 and 7 of this Agreement. In the event that Employee breaches any such restrictive covenant, the Company Parties shall be entitled to an injunction restraining Employee from violating such restrictive covenant (without posting any bond). If any of the Company Parties shall institute any action or proceeding to enforce any such restrictive covenant, Employee hereby waives the claim or defense that such Company Party has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that there is an adequate remedy at law. The foregoing shall not prejudice the Company’s right to require Employee to account for and pay over to the Company, and Employee hereby agrees to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by Employee as a result of any transaction constituting a breach of any of the restrictive covenants provided in Sections 6 and 7 of this Agreement or to seek any other relief to which it may be entitled.

9. Miscellaneous. (a) Notices. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally, or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by overnight courier service via UPS or FedEx and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:

XPO Logistics, Inc.

Five Greenwich Office Park

Greenwich, CT 06831

Attention: General Counsel

If to Employee:

During the Term, to his principal office at the Company,

and after the Term, to his principal residence as listed in the records of the Company.

or to such other address as any party may designate by notice to the others.

(b) Entire Agreement. This Agreement shall constitute the entire agreement and understanding among the parties hereto with respect to Employee’s employment hereunder and supersedes and is in full substitution for any and all prior understandings or agreements (whether written or oral) with respect to Employee’s employment (including, for the avoidance of doubt, the Prior Agreement). The Company does not make and has not made, and the Employee does not rely and has not relied on any statement, omission, representation or warranty, written or oral, of any kind or nature whatsoever, regarding the Company or the Equity Compensation, including without limitation its or their present, future, prospective or potential value, worth, prospects, performance, soundness, profit or loss potential, or any other matter or thing whatsoever relating to whether Employee should purchase or accept any Equity Compensation and/or the Consideration therefor. For the avoidance of doubt, this Agreement is the New Employment Agreement (as defined in the Prior Agreement) contemplated by Section 1(b)(ii) of the Prior Agreement. None of JPE, Bradley S. Jacobs or their respective affiliates shall have any further liability or obligation under the Prior Agreement upon execution of this Agreement by both parties. Notwithstanding the foregoing, Employee acknowledges and agrees that Employee’s obligations under Sections 6, 7 and 9(k) of the Prior Agreement and the terms and conditions of Section 8 of the Prior Agreement shall survive entry into this Agreement.

(c) Amendment; No Waiver. This Agreement may be amended only by an instrument in writing signed by the parties, and the application of any provision hereof may be waived only by an instrument in writing that specifically identifies the provision whose application is being waived and that is signed by the party against whom or which enforcement of such waiver is sought. The failure of any party at any time to insist upon strict adherence to any provision hereof shall in no way affect the full right to insist upon strict adherence at any time thereafter, nor shall the waiver by any party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement. No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof; nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. Termination of this Agreement shall not relieve any party of liability for any breach of this Agreement occurring prior to such termination.

(d) No Construction Against Drafter. The parties acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, any rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement.

(e) Employee Representations and Acknowledgements. Employee represents, warrants and covenants that as of the date hereof: (i) he has the full right, authority and capacity to enter into this Agreement, (ii) he is ready, willing and able, to perform his obligations hereunder and, to his knowledge, no reason exists that would prevent him from performing his obligations hereunder, (iii) he is not bound by any agreement that conflicts with or prevents or restricts the full performance of his duties and obligations to the Company hereunder during or after the Term and (iv) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Employee is subject. Employee acknowledges and agrees that nothing in this Agreement shall (x) entitle Employee to any compensation or other interest in respect of any activity of JPE or Bradley S. Jacobs other than with respect to the Company; (y) restrict or prohibit the Company, Bradley S. Jacobs or any of his affiliates from having business interests and engaging in business activities in addition to those relating to the Company; or (z) restrict the investments which the Company, Bradley S. Jacobs or JPE or any of his or its affiliates may make, regardless of whether such investment opportunity or investment may be deemed to be a Competitive Opportunity.

(f) Survival. Employee’s obligations under Sections 6 and 7 of this Agreement shall remain in full force and effect for the entire period provided therein notwithstanding any termination of employment or other expiration of the Term or termination of this Agreement. The terms and conditions of Sections 5, 6, 7 and 8 of this Agreement shall survive the Term and termination of Employee’s employment.

(g) Assignment. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. This Agreement is personal to Employee; and neither this Agreement nor any right or obligation hereunder may be assigned by Employee without the prior written consent of the Company (or except by will or the laws of descent and distribution), and any purported assignment in violation of this Section 9(g) shall be void.

(h) Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse; provided, however, that in the event of a final, non-reviewable, non-appealable determination that any provision of Section 6 or 7 of this Agreement (whether in whole or in part) is void or constitutes an unreasonable restriction against Employee, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as may constitute a reasonable restriction under the circumstances. Subject to the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(i) Tax Withholding. The Company may withhold from any amounts payable to Employee hereunder all federal, state, city, foreign or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that Employee shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(j) Cooperation Regarding Equity Compensation. Employee expressly agrees that he shall execute such other documents as reasonably requested by the Company to effect the terms of this Agreement and the issuance of the Equity Compensation as contemplated hereunder in compliance with applicable law.

(k) Governing Law; Arbitration; Consent to Jurisdiction; Waiver of Jury Trial. (i) This Agreement shall be governed by and construed in accordance with its express terms, and otherwise in accordance with the laws of the State of New York without reference to its principles of conflicts of law.

(ii) Any claim initiated by the Employee arising out of or relating to this Agreement, or the breach thereof, or Employee’s employment, or the termination thereof, shall be resolved by binding arbitration before a single arbitrator in the City, County and State of New York administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(iii) Any claim initiated by the Company arising out of or relating to this Agreement, or the breach thereof, or Employee’s employment, or the termination thereof, shall, at the election of the Company be resolved in accordance with Section 9(k)(ii) or of this Agreement.

(iv) Employee hereby irrevocably submits to the jurisdiction of any state or federal court located in the City, County and State of New York; provided, however, that nothing herein shall preclude the Company from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Section 9(k) or enforcing any judgment or award obtained by the Company. Employee waives, to the fullest extent permitted by applicable law, any objection which he now or hereafter has to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in this Section 9(k)(iv), and agrees that he shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any court. Employee agrees that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in this Section 9(k)(iv) shall be conclusive and binding upon Employee and may be enforced in any other jurisdiction. EMPLOYEE EXPRESSLY AND KNOWINGLY WAIVES ANY RIGHT TO A JURY TRIAL IN THE EVENT THAT ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH THEROF, OR EMPLOYEE’S EMPLOYMENT, OR THE TERMINATION THEREOF, IS LITIGATED OR HEARD IN ANY COURT.

(v) The prevailing party shall be entitled to recover all legal fees and costs (including reasonable attorney’s fees and the fees of experts) from the losing party in connection with any claim arising under this Agreement or Employee’s employment hereunder.

(l) Section 409A. (i) It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(ii) Neither Employee nor any of his creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with the Company or any of its affiliates (this Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to Employee or for Employee’s benefit under any Company Plan may not be reduced by, or offset against, any amount owing by Employee to the Company or any of its affiliates.

(iii) If, at the time of Employee’s separation from service (within the meaning of Section 409A), (i) Employee shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable under a Company Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company (or its affiliate, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it on the first business day after such six-month period.

(iv) Notwithstanding any provision of this Agreement or any Company Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to any Company Plan as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, Employee is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Employee or for Employee’s account in connection with any Company Plan (including any taxes and penalties under Section 409A), and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold Employee harmless from any or all of such taxes or penalties.

(v) For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

(vi) Except as specifically permitted by Section 409A, any benefits and reimbursements provided to Employee under this Agreement during any calendar year shall not affect any benefits and reimbursements to be provided to Employee under this Agreement in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit. Furthermore, reimbursement payments shall be made to the Employee as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.

(m) Third-Party Beneficiaries. All references to Company in Sections 6 and 7 of this Agreement are hereby deemed to mean Company and JPE. JPE shall be a third-party beneficiary of the provisions of Section 6 and 7 of this Agreement, and JPE shall have the right to enforce the provisions of such sections. In addition to such other rights and remedies as JPE may have at equity or in law with respect to a breach of Sections 6 and 7 of this Agreement, if Employee commits a material breach of Section 6 or 7 of this Agreement, JPE shall have the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to JPE.

(n) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Signatures delivered by facsimile or electronic means (including by “pdf’) shall be deemed effective for all purposes.

(o) Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

XPO LOGISTICS, INC.

by	/s/ Bradley S. Jacobs
	Name:	Bradley S. Jacobs
	Title:	Chief Executive Officer

/s/ Troy A. Cooper
TROY A. COOPER

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